Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups
Our Liberty Interactive common stock is intended to reflect the separate performance of our Interactive Group which is comprised of our businesses engaged in video and on-line commerce, including our subsidiaries, QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and Celebrate Interactive Holdings, Inc. and our interest in HSN, Inc. Our Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which consists of all of our businesses not included in the Interactive Group including our interest in equity method investments of Expedia, Inc., TripAdvisor, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner, Time Warner Cable and AOL.
The following tables present our assets and liabilities as of September 30, 2012 and revenue, expenses and cash flows as of and for the three and nine months ended September 30, 2012 and 2011. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Interactive Group and the Ventures Group, respectively, as if those businesses and assets had been attributed to those respective groups at the beginning of each period, for comparative purposes. Therefore, the attributed earnings in the periods presented in the Unaudited Attributed Financial Information Statements are not the same as those reflected in the Liberty Interactive Corporation condensed consolidated financial statements. The earnings attributed to the Liberty Interactive common stock and and Liberty Ventures common stock for purposes of those financial statements only relates to the period after the Liberty Ventures stock was issued. The financial information in this Exhibit should be read in conjunction with our unaudited condensed consolidated financial statements for the nine months ended September 30, 2012 included in this Quarterly Report on Form 10-Q.
Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Interactive Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Interactive common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Interactive common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA
Interactive Group

	September 30, 2012	December 31, 2011
	amounts in millions
Summary balance sheet data:
Current assets	$2,776	3,275
Investments in available-for-sale securities and other cost investments	$3	3
Investments in affiliates, accounted for using the equity method	$305	230
Total assets	$14,830	15,424
Long-term debt	$4,220	3,575
Long-term deferred income tax liabilities	$1,382	1,493
Attributed net assets	$6,995	8,464

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	amounts in millions
Summary operations data:
Revenue	$2,196	2,133	6,875	6,537
Cost of sales	(1,407)	(1,364)	(4,361)	(4,139)
Operating expenses	(201)	(209)	(608)	(621)
Selling, general and administrative expenses (1)	(209)	(184)	(688)	(601)
Impairment of goodwill	(39)	—	(39)	—
Depreciation and amortization	(147)	(151)	(437)	(448)
Operating income (loss)	193	225	742	728
Interest expense	(84)	(79)	(241)	(247)
Share of earnings (losses) of affiliates, net	6	6	26	18
Realized and unrealized gains (losses) on financial instruments, net	14	12	39	57
Other income (expense), net	—	(9)	(4)	20
Income tax benefit (expense)	(65)	(86)	(226)	(231)
Earnings (loss) from continuing operations	64	69	336	345
Earnings (loss) from discontinued operations, net of taxes	—	(32)	—	378
Net earnings (loss)	64	37	336	723
Less net earnings (loss) attributable to noncontrolling interests	15	12	44	34
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$49	25	292	689
______________________________________________

(1)
Includes stock-based compensation of $17 million and $2 million for the three months ended September 30, 2012 and 2011, respectively, and $52 million and $32 million for the nine months ended September 30, 2012 and 2011, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)
Ventures Group

	September 30, 2012	December 31, 2011
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$1,235	—
Investments in available-for-sale securities and other cost investments	$1,639	1,165
Investments in affiliates, accounted for using the equity method	$1,004	905
Long-term debt, including current portion	$2,837	2,443
Deferred tax liabilities, including current portion	$1,659	1,559
Attributed net assets (liabilities)	$(864)	(1,971)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
	amounts in millions
Summary operations data:
Revenue	$—	—	—	—
Operating expenses	—	—	—	—
Selling, general and administrative expenses (1)	(4)	(1)	(5)	(3)
Depreciation and amortization	—	—	—	—
Operating income (loss)	(4)	(1)	(5)	(3)
Interest expense	(27)	(26)	(83)	(79)
Share of earnings (losses) of affiliates, net	37	56	63	101
Realized and unrealized gains (losses) on financial instruments, net	(174)	(103)	(377)	(118)
Gains (losses) on dispositions, net	—	—	288	—
Other, net	(2)	—	35	(8)
Income tax benefit (expense)	80	30	71	45
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$(90)	(44)	(8)	(62)
______________________________________________

(1)
Includes stock-based compensation of $1 million and zero for the three months ended September 30, 2012 and 2011, respectively, and $1 million and zero for the nine months ended September 30, 2012 and 2011, respectively.

BALANCE SHEET INFORMATION
September 30, 2012
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Inter-group eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$558	1,235	—	1,793
Trade and other receivables, net	711	—	—	711
Inventory, net	1,247	—	—	1,247
Other current assets	260	—	(165)	95
Total current assets	2,776	1,235	(165)	3,846
Investments in available-for-sale securities and other cost investments (note 2)	3	1,639	—	1,642
Investments in affiliates, accounted for using the equity method (note 3)	305	1,004	—	1,309
Property and equipment, net	1,207	—	—	1,207
Intangible assets not subject to amortization, net	8,493	—	—	8,493
Intangible assets subject to amortization, net	1,964	—	—	1,964
Other assets, at cost, net of accumulated amortization	82	—	—	82
Total assets	$14,830	3,878	(165)	18,543
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable)	$63	(63)	—	—
Accounts payable	640	6	—	646
Accrued liabilities	671	16	—	687
Current portion of debt (note 4)	300	1,251	—	1,551
Deferred tax liabilities	—	951	(165)	786
Other current liabilities	187	287	—	474
Total current liabilities	1,861	2,448	(165)	4,144
Long-term debt (note 4)	4,220	1,586	—	5,806
Deferred income tax liabilities	1,382	708	—	2,090
Other liabilities	221	—	—	221
Total liabilities	7,684	4,742	(165)	12,261
Equity/Attributed net assets (liabilities)	6,995	(864)	—	6,131
Noncontrolling interests in equity of subsidiaries	151	—	—	151
Total liabilities and equity	$14,830	3,878	(165)	18,543

STATEMENT OF OPERATIONS INFORMATION
Three months ended September 30, 2012
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,196	—	2,196
Cost of sales	1,407	—	1,407
Gross Profit	789	—	789
Operating costs and expenses:
Operating	201	—	201
Selling, general and administrative, including stock-based compensation (note 5)	209	4	213
Impairment of goodwill	39	—	39
Depreciation and amortization	147	—	147
	596	4	600
Operating income (loss)	193	(4)	189
Other income (expense):
Interest expense	(84)	(27)	(111)
Share of earnings (losses) of affiliates, net (note 3)	6	37	43
Realized and unrealized gains (losses) on financial instruments, net	14	(174)	(160)
Other, net	—	(2)	(2)
	(64)	(166)	(230)
Earnings (loss) before income taxes	129	(170)	(41)
Income tax benefit (expense)	(65)	80	15
Net earnings (loss)	64	(90)	(26)
Less net earnings (loss) attributable to noncontrolling interests	15	—	15
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$49	(90)	(41)

STATEMENT OF OPERATIONS INFORMATION
Three months ended September 30, 2011
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,133	—	2,133
Cost of sales	1,364	—	1,364
Gross Profit	769	—	769
Operating costs and expenses:
Operating	209	—	209
Selling, general and administrative, including stock-based compensation (note 5)	184	1	185
Depreciation and amortization	151	—	151
	544	1	545
Operating income (loss)	225	(1)	224
Other income (expense):
Interest expense	(79)	(26)	(105)
Share of earnings (losses) of affiliates, net (note 3)	6	56	62
Realized and unrealized gains (losses) on financial instruments, net	12	(103)	(91)
Other, net	(9)	—	(9)
	(70)	(73)	(143)
Earnings (loss) from continuing operations before income taxes	155	(74)	81
Income tax benefit (expense)	(86)	30	(56)
Earnings (loss) from continuing operations	69	(44)	25
Earnings (loss) from discontinued operations, net of taxes	(32)	—	(32)
Net earnings (loss)	37	(44)	(7)
Less net earnings (loss) attributable to noncontrolling interests	12	—	12
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$25	(44)	(19)

STATEMENT OF OPERATIONS INFORMATION
Nine months ended September 30, 2012
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$6,875	—	6,875
Cost of sales	4,361	—	4,361
Gross Profit	2,514	—	2,514
Operating costs and expenses:
Operating	608	—	608
Selling, general and administrative, including stock-based compensation (note 5)	688	5	693
Impairment of goodwill	39	—	39
Depreciation and amortization	437	—	437
	1,772	5	1,777
Operating income (loss)	742	(5)	737
Other income (expense):
Interest expense	(241)	(83)	(324)
Share of earnings (losses) of affiliates, net (note 3)	26	63	89
Realized and unrealized gains (losses) on financial instruments, net	39	(377)	(338)
Gains (losses) on dispositions, net	—	288	288
Other, net	(4)	35	31
	(180)	(74)	(254)
Earnings (loss) before income taxes	562	(79)	483
Income tax benefit (expense)	(226)	71	(155)
Net earnings (loss)	336	(8)	328
Less net earnings (loss) attributable to noncontrolling interests	44	—	44
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$292	(8)	284

STATEMENT OF OPERATIONS INFORMATION
Nine months ended September 30, 2011
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$6,537	—	6,537
Cost of sales	4,139	—	4,139
Gross Profit	2,398	—	2,398
Operating costs and expenses:
Operating	621	—	621
Selling, general and administrative, including stock-based compensation (note 5)	601	3	604
Depreciation and amortization	448	—	448
	1,670	3	1,673
Operating income (loss)	728	(3)	725
Other income (expense):
Interest expense	(247)	(79)	(326)
Share of earnings (losses) of affiliates, net (note 3)	18	101	119
Realized and unrealized gains (losses) on financial instruments, net	57	(118)	(61)
Other, net	20	(8)	12
	(152)	(104)	(256)
Earnings (loss) from continuing operations before income taxes	576	(107)	469
Income tax benefit (expense)	(231)	45	(186)
Earnings (loss) from continuing operations	345	(62)	283
Earnings (loss) from discontinued operations, net of taxes	378	—	378
Net earnings (loss)	723	(62)	661
Less net earnings (loss) attributable to noncontrolling interests	34	—	34
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$689	(62)	627

STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2012
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$336	(8)	328
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	437	—	437
Stock-based compensation	52	1	53
Cash payments for stock based compensation	(9)	—	(9)
Share of losses (earnings) of affiliates, net	(26)	(63)	(89)
Cash receipts from return on equity investments	8	13	21
Realized and unrealized gains (losses) on financial instruments, net	(39)	377	338
(Gains) losses on disposition of assets, net	—	(288)	(288)
Impairment of goodwill	39	—	39
Deferred income tax (benefit) expense	(119)	85	(34)
Other, net	11	(33)	(22)
Intergroup tax allocation	156	(156)	—
Changes in operating assets and liabilities
Current and other assets	162	—	162
Payables and other current liabilities	27	(19)	8
Net cash provided (used) by operating activities	1,035	(91)	944
Cash flows from investing activities:
Cash proceeds from dispositions	—	348	348
Investments in and loans to cost and equity investees	(60)	(132)	(192)
Capital expended for property and equipment	(237)	—	(237)
Net sales (purchases) of short term and other marketable securities	46	—	46
Other investing activities, net	(41)	1	(40)
Net cash provided (used) by investing activities	(292)	217	(75)
Cash flows from financing activities:
Borrowings of debt	2,043	—	2,043
Repayments of debt	(1,123)	(115)	(1,238)
Reattribution of cash between groups	(1,346)	1,346	—
Intergroup receipts (payments), net	122	(122)	—
Repurchases of Liberty common stock	(690)	—	(690)
Other financing activities, net	(30)	—	(30)
Net cash provided (used) by financing activities	(1,024)	1,109	85
Effect of foreign currency rates on cash	(8)	—	(8)
Net increase (decrease) in cash and cash equivalents	(289)	1,235	946
Cash and cash equivalents at beginning of period	847	—	847
Cash and cash equivalents at end period	$558	1,235	1,793

STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2011
(unaudited)

	Attributed (note 1)
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$723	(62)	661
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	(378)	—	(378)
Depreciation and amortization	448	—	448
Stock-based compensation	32	—	32
Cash payments for stock based compensation	(2)	—	(2)
Share of losses (earnings) of affiliates, net	(18)	(101)	(119)
Cash receipts from return on equity investments	—	15	15
Realized and unrealized gains (losses) on financial instruments, net	(57)	118	61
Deferred income tax (benefit) expense	(56)	(5)	(61)
Other, net	(12)	8	(4)
Intergroup tax allocation	(40)	40	—
Changes in operating assets and liabilities
Current and other assets	106	—	106
Payables and other current liabilities	(216)	(27)	(243)
Net cash provided (used) by operating activities	530	(14)	516
Cash flows from investing activities:
Capital expended for property and equipment	(192)	—	(192)
Net sales (purchases) of short term and other marketable securities	(89)	—	(89)
Other investing activities, net	(21)	—	(21)
Net cash provided (used) by investing activities	(302)	—	(302)
Cash flows from financing activities:
Borrowings of debt	305	(110)	195
Repayments of debt	(673)	—	(673)
Intergroup receipts (payments), net	(124)	124	—
Repurchases of Liberty common stock	(87)	—	(87)
Other financing activities, net	(50)	—	(50)
Net cash provided (used) by financing activities	(629)	14	(615)
Effect of foreign currency rates on cash	(7)	—	(7)
Net cash provided by (to) discontinued operations
Cash provided (used) by operating activities	304	—	304
Cash provided (used) by investing activities	(104)	—	(104)
Cash provided (used) by financing activities	(264)	—	(264)
Change in available cash held by discontinued operations	15	—	15
Net cash provided by (to) discontinued operations	(49)	—	(49)
Net increase (decrease) in cash and cash equivalents	(457)	—	(457)
Cash and cash equivalents at beginning of period	1,353	—	1,353
Cash and cash equivalents at end period	$896	—	896

Notes to Attributed Financial Information
(unaudited)

(1)
The Interactive Group is comprised of our consolidated subsidiaries QVC, Inc., Provide Commerce, Inc., Backcountry.com, Inc., Bodybuilding.com, LLC and Celebrate Interactive Holdings, Inc. and our interest in HSN, Inc. Accordingly, the accompanying attributed financial information for the Interactive Group includes the foregoing investments, as well as the assets, liabilities, revenue, expenses and cash flows of those consolidated subsidiaries. We have also attributed certain of our debt obligations (and related interest expense) to the Interactive Group based upon a number of factors, including the cash flow available to the Interactive Group and its ability to pay debt service and our assessment of the optimal capitalization for the Interactive Group. The specific debt obligations attributed to each of the Interactive Group and the Ventures Group are described in note 4 below. In addition, we have allocated certain corporate general and administrative expenses among the Interactive Group and the Ventures Group as described in note 5 below.

The Interactive Group focuses on video and on-line commerce businesses. Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the Interactive Group.

The Ventures Group consists of all of our businesses not included in the Interactive Group including our interest in equity method investments of Expedia, Inc., TripAdvisor, Inc., Interval Leisure Group, Inc. and Tree.com, Inc. and available-for-sale securities Time Warner, Time Warner Cable and AOL. Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments. In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense). See note 4 below for the debt obligations attributed to the Ventures Group.

Any businesses that we may acquire in the future that we do not attribute to the Interactive Group will be attributed to the Ventures Group.

At the time of issuance of Liberty Ventures common stock, cash of $1,346 million was reattributed to the Ventures Group from the Interactive Group. The Interactive Group borrowed funds under QVC's credit facility in connection with the completion of the recapitalization to have the appropriate amount of cash available to be attributed to each Group.

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	September 30, 2012	December 31, 2011
	amounts in millions
Interactive Group
Other	$3	3
Total Interactive Group	3	3
Ventures Group
Time Warner Inc.	988	787
Time Warner Cable Inc.	520	348
AOL	70	30
Other	61	—
Total Ventures Group	1,639	1,165
Consolidated Liberty	$1,642	1,168

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	September 30, 2012			Three months ended September 30,		Nine months ended September 30,
	Percentage ownership	Carrying value	Market value
				2012	2011	2012	2011
	dollar amounts in millions
Interactive Group
HSN, Inc.	36%	$241	982	10	10	34	30
Other	various	64	N/A	(4)	(4)	(8)	(12)
Total Interactive Group		305		6	6	26	18
Ventures Group
Expedia, Inc. (a)(b)	26%	681	2,002	41	56	65	104
TripAdvisor, Inc. (a)(c)	18%	199	861	10	—	33	—
Other	various	124	N/A	(14)	—	(35)	(3)
Total Ventures Group		1,004		37	56	63	101
Consolidated Liberty		$1,309		43	62	89	119
___________________________

(a)
During the fourth quarter of 2011 Expedia, Inc. completed the pro-rata split-off of TripAdvisor, Inc. ("TripAdvisor"), its wholly owned subsidiary. As of the TripAdvisor split-off date, the Company had a 26% economic ownership interest in each of Expedia, Inc. and TripAdvisor and, through ownership of class B common stock with 10 votes per share, had an approximate 58% voting interest in each respective company. Through a stockholder's agreement, Liberty has given Barry Diller, Chairman and Senior Executive Officer of both companies, the right to vote all of the common stock owned by Liberty. Through a governance agreement, Liberty has the right to nominate up to 20% of the board members for each entity and currently two members on each company's 10 member board were nominated by Liberty. Because of Liberty's board representation, it was determined that the Company has significant influence over each respective company and the Company continues to apply the equity method of accounting to its interests in TripAdvisor. As discussed below, in May 2012, Liberty sold shares of TripAdvisor which decreased Liberty's ownership percentage below 20%. As Liberty's board representation on the TripAdvisor board continues to be 20%, subsequent to the sale of securities discussed above, it was determined that significant influence still exists and the application of the equity method of accounting is appropriate.

(b)
Liberty entered into a forward sales contract on 12 million shares of Expedia common stock in March 2012 at a per share forward price of $34.316. The forward contract may be settled, in October 2012, in stock or cash, at the election of Liberty. Liberty delivered 12 million shares of Expedia as collateral under the forward contract. The carrying value of the shares, held as collateral by the counterparty, was $236 million and the fair value was $694 million as of September 30, 2012.

(c)
In May 2012, Liberty sold approximately 8.5 million shares of TripAdvisor, Inc. for cash proceeds of $338 million. The sale resulted in a $288 million gain recorded in gain (losses) on dispositions, net in the statement of operations.

(4)	Debt attributed to the Interactive Group and the Ventures Group is comprised of the following:

	September 30, 2012
	Outstanding principal	Carrying value
	amounts in millions
Interactive Group
5.7% Senior Notes due 2013	$279	278
8.5% Senior Debentures due 2029	287	285
8.25% Senior Debentures due 2030	504	501
QVC 7.125% Senior Secured Notes due 2017	500	500
QVC 7.5% Senior Secured Notes due 2019	1,000	987
QVC 7.375% Senior Secured Notes due 2020	500	500
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC Bank Credit Facilities	851	851
Other subsidiary debt	118	118
Total Interactive Group debt	4,539	4,520
Ventures Group
3.125% Exchangeable Senior Debentures due 2023	1,138	1,586
4% Exchangeable Senior Debentures due 2029	469	304
3.75% Exchangeable Senior Debentures due 2030	460	276
3.5% Exchangeable Senior Debentures due 2031	371	283
3.25% Exchangeable Senior Debentures due 2031	414	388
Total Ventures Group debt	2,852	2,837
Total consolidated Liberty debt	$7,391	7,357

At September 30, 2012, the intergroup payable/(receivable) balance includes a intergroup loan of approximately $30 million. The Ventures group acquired $30 million principal amount of the 5.7% Senior Notes due 2023, on the open market, which are attributed to the Interactive group and has been extinguished on a consolidated basis. The intergroup loan carries an interest rate that is equal to the effective yield on the 5.7% Senior Notes at the time of purchase.

(5)
Cash compensation expense for our corporate employees will be allocated among the Interactive Group and the Ventures Group based on the estimated percentage of time spent providing services for each group. On a semi-annual basis estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a more timely reevaluation of estimated time spent. Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Amounts allocated from the Interactive Group to the Ventures Group was determined to be $5 million and $3 million for the nine months ended September 30, 2012 and 2011, respectively. We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)
The Liberty Interactive Stock and the Liberty Ventures Stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group is entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote. In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Interactive Stock or the approval of the holders of only Series A and Series B Liberty Ventures Stock.

At the option of the holder, each share of Series B common stock will be convertible into one share of Series A common stock of the same group. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.